Contact: Ira Lamel, CFO                          Jeremy Fielding/David Lilly
         The Hain Celestial Group, Inc.          Kekst and Company
         631-730-2200                            212-521-4800

FOR IMMEDIATE RELEASE:


                       THE HAIN CELESTIAL GROUP ANNOUNCES
                       NEW BANK FACILITY FOR $300 MILLION

                        COMMENTS ON THIRD QUARTER RESULTS

                          IMPLEMENTS PRICE ADJUSTMENTS


MELVILLE, NY, APRIL 30, 2004 - The Hain Celestial Group (NASDAQ:HAIN), the leading natural and organic food company, announced that it has entered into a new five-year $300 million credit facility with its bank group, and that - for the first time in several years - it will adjust prices across its U.S. businesses effective July 2004. The Company also commented on preliminary results for its Third Quarter ended March 31, 2004.

NEW BANK FACILITY
-----------------
The Company has entered into a new $300 million Amended and Restated Credit Agreement, arranged by Fleet Securities, and led by Fleet National Bank, SunTrust Bank, HSBC Bank USA, KeyBank and First Pioneer Farm Credit, increasing the Company's credit line by $60 million, and providing the Company with an accordion feature under which the Company can request a further increase of $50 million in the credit line. The new facility provides the Company with continuing access to capital which the Company uses principally to finance acquisitions of businesses. At the present time, the Company has $46 million borrowed under its credit facility.

Irwin D. Simon, Chairman, President and Chief Executive Officer of The Hain Celestial Group said, "I am very proud of our Company's balance sheet and our business prospects. I believe that the positive response to the syndication of our credit facility speaks directly to our growth and success over the past ten years and our future potential. We now enjoy a credit facility with significantly improved terms, and a straight five-year term. This line will provide the continuing ability to invest in and grow our business both internally and by making strategic accretive acquisitions without concern for capital needs, and to repurchase our common stock when we believe it is appropriate and prudent to do so."

COMMENTS ON PRELIMINARY THIRD QUARTER RESULTS
---------------------------------------------
The Company said that as a result of investments related to the launch of its new CarbFit brand, previously-discussed manufacturing issues at its soup co-packer during its heaviest shipping period, and higher commodity, ingredient and transportation costs, the Company will not meet its


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internal operating income budget for the Third Quarter ended March 31, 2004 by approximately $5 to $7 million. If not for these items, the Company would have met its internal operating income budget for the quarter.

In response to strong initial consumer response to the Company's new CarbFit brand, the Company made significant additional investments in its launch during the third quarter. The Company has shipped approximately $10 million of CarbFit in the first four months since its national launch in mid-January. These investments, which are charged against the current quarter earnings, have been higher than anticipated.

Mr. Simon stated, "We are extremely pleased with the market response to our CarbFit products, and we are continuing with our program to introduce a total of 80 low-carb products, all of which have been developed entirely within our organization. We have made significant investments in CarbFit over the course of the year to lay a strong foundation for this brand, including expenses related to product development and start-up costs, initial marketing, advertising, and promotion. All of these impacted our earnings as we incurred them. As the result of our investments, the CarbFit brand is now available in 17% of stores across America, and we expect that CarbFit could contribute between $20 million and $30 million to our revenues beginning next year."

Mr. Simon continued, "While we are seeing positive consumption trends across all of our key brands, including our Celestial Seasonings business as well as Canadian and European businesses, the coincidence of these three unusual and unrelated factors negatively impacted our operating income this quarter. I have tasked John Carroll, our recently appointed Executive Vice President - Melville Businesses, with taking the necessary actions to resolve the outstanding issues with our soup business. John's team resolved the start-up and volume issues with our current soup co-packer which will allow us to obtain the promised volume from our current co-packer going forward. As a further measure, we have added an additional soup co-packer effective immediately."

Mr. Carroll said, "We have implemented a fix to our soup supply issue and are rapidly rebuilding our soup inventories both internally and at the store shelf. These start-up issues at our new soup co-packer arose during the heaviest shipping period of the soup season. This reduced sales and coupled with increased costs of soup had a significant impact on the Third Quarter. Our soup out-of-stock situation negatively impacted sales by approximately $8 million, and contributed to the increased freight costs as the Company moved its existing soup inventories into strategic locations and shipped reduced quantities in less than full truckloads. We do not expect this unusual issue to recur in the future."

The Company will announce its third quarter earnings prior to the market opening on Friday, May 7.

PRICE ADJUSTMENTS
-----------------
The Company also announced that effective July 2004 it will adjust prices upward across its U.S. businesses by 4% to 5% across certain of its U.S. businesses effective July 2004. The Company


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expects the increases will offset increased costs the Company has absorbed in fuel, freight and commodities, and should help offset future increased costs into the next production year as the Company renews procurement contracts.

Mr. Simon said, "We have gone many years without adjusting our prices to customers, while absorbing the increases imposed on us by our suppliers and service providers. With increases in our delivery costs, including the imposition of new and expensive federal regulations on the trucking industry, and increases in commodity and ingredient costs, including the costs of soy beans, vanilla, and the various oils we sell and use in the production of other products, the time has come to offset these increased costs."

ABOUT THE HAIN CELESTIAL GROUP
------------------------------

The Hain Celestial Group, headquartered in Melville, NY, is a natural, specialty and snack food company. The Company is a leader in 13 of the top 15 natural food categories, with such well-known natural food brands as Celestial Seasonings (R) teas, Walnut Acres(R), Hain Pure Foods(R), Westbrae(R), Westsoy(R), Rice Dream(R), Soy Dream(R), Imagine(R), Arrowhead Mills(R), Health Valley(R), Breadshop's(R), Casbah(R), Garden of Eatin(R), Terra Chips(R), Yves Veggie Cuisine(R), The Good Dog (R), The Good Slice(R), DeBoles(R), Lima(R), Biomarche(R), Grains Noirs(R), Natumi(R), Milkfree(R), Earth's Best(R), and Nile Spice(R). The Company's principal specialty product lines include Hollywood(R) cooking oils, Estee(R) sugar-free products, Kineret(R) kosher foods, Boston Better Snacks(R), and Alba Foods(R). The Hain Celestial Group's website can be found at www.hain-celestial.com.

Statements made in this Press Release that are estimates of past or future performance are based on a number of factors, some of which are outside of the Company's control. Statements made in this Press Release that state the intentions, beliefs, expectations or predictions of The Hain Celestial Group and its management for the future are forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in filings of The Hain Celestial Group with the U.S. Securities and Exchange Commission. Copies of these filings may be obtained by contacting The Hain Celestial Group or the SEC.


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